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                                                                     EXHIBIT 4.7


                            CAMCO INTERNATIONAL INC.
                                DEFERRED INCOME
                                   PLAN TRUST
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                               TABLE OF CONTENTS

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
ARTICLE I           DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.1        Administrator   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2        Beneficiary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3        Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4        Employer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.5        General Investment Fund   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.6        Insolvent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.7        Investment Manager  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.8        Participant   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.9        Participating Employer.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.10       Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.11       Separate Investment Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.12       Trust   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.13       Trust Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.14       Trust Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.15       Trustee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II          INCORPORATION OF PLAN
                    AND ADOPTION BY PARTICIPATING EMPLOYERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1        Incorporation of Plan by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.2        Trust Agreement is Irrevocable and is Given Precedence Over Plan Document   . . . . . . . . . . .   4
         2.3        Adoption by Participating Employers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.4        No Joint Venture Created.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III         CLAIMS OF GENERAL CREDITORS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1        Trust Fund Considered as General Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2        Insolvency of a Participating Employer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE IV          CONTRIBUTIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.1        Participating Employer Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.2        Trustee Only Responsible for Assets Received  . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE V           PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.1        Payments to Participants and Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.2        Insufficient Trust Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE VI          THE TRUST FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.1        Accumulation Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.2        Exclusive Benefit of Participants and Beneficiaries   . . . . . . . . . . . . . . . . . . . . . .   9





                                      (i)
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
         6.3        Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.4        Legal Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         6.5        Grantor Trust Intended  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         6.6        Separate Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE VII         THE ADMINISTRATOR   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.1        Administrator Charged with Administration of the Plan   . . . . . . . . . . . . . . . . . . . . .  11
         7.2        Powers of Direction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.3        Change of Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE VIII        THE TRUSTEE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         8.1        Trustee Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         8.2        Trustee as Fiduciary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         8.3        Powers Relating to Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         8.4        Standard of Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.5        Powers Relating to Payment and Distribution   . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.6        Certain Powers Prohibited   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.7        Proof of Trustee's Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.8        Employment of Legal Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.9        Exemption from Bond   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE IX          NOTICES AND DIRECTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.1        Effective Time of Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.2        Evidence of Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.3        Notices from Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE X           FEES AND EXPENSES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE XI          LIABILITY OF THE TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.1       Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.2       Acts or Omissions Under Direction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.3       Acts or Omissions of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.4       Withholding for Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.5       Filing Returns or Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.6       Requesting Advice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE XII         ACCOUNTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         12.1       Maintenance of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         12.2       Written Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE XIII        RESIGNATION, REMOVAL AND SUCCESSION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         13.1       Notice of Resignation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         13.2       Notice of Removal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         13.3       Vacancy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





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
         13.4       Appointment of Successor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         13.5       Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         13.6       Consolidation or Merger of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE XIV         AMENDMENT AND TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         14.1       Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         14.2       Withdrawal of a Participating Employer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         14.3       Termination of Participation in the Trust   . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         14.4       Consolidation or Merger of a Participating Employer   . . . . . . . . . . . . . . . . . . . . . .  26
         14.5       Ultimate Termination of the Trust   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XV          MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.1       Trust Not a Contract with Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.2       Spendthrift Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.3       Ownership of Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.4       Insurance Company Not a Party   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         15.5       Gender of Words   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         15.6       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         15.7       Governing Law; Parties to Legal Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28





                                     (iii)

                            CAMCO INTERNATIONAL INC.
                           DEFERRED INCOME PLAN TRUST


         THIS TRUST AGREEMENT is entered into this _____ day of _________________, 1997 between Camco International Inc. (the "Employer"), as settlor, and Wachovia Bank of North Carolina, N.A., as trustee (the "Trustee"). The trust created and maintained pursuant to this Trust Agreement is intended to be an irrevocable grantor trust within the meaning of section 671 of the Internal Revenue Code of 1986, as amended, (the "Code") for the express purpose of setting aside assets to assist each Participating Employer (defined below) in providing deferred compensation benefits to participants and beneficiaries covered under the Camco International Inc. Deferred Income Plan (the "Plan"). The Employer has transferred and delivered to the Trustee that property which is described in Exhibit "A" attached to and made a part of this Trust Agreement. The Trustee accepts the trust created hereunder and the res transferred, in trust, and agrees to hold, preserve, manage, administer, invest and reinvest the assets which comprise the trust fund for the exclusive purpose of providing benefits to the participants and beneficiaries under the Plan and defraying reasonable expenses of administration of the trust, upon the terms and conditions herein stated and agreed to by the parties as follows:

                                   ARTICLE I
                                  DEFINITIONS


         1.1 ADMINISTRATOR. "Administrator" shall mean the person or persons appointed pursuant to applicable provisions of the Plan to manage and administer the Plan.

         1.2 BENEFICIARY. "Beneficiary" shall mean the person, persons or entity designated under the provisions of the Plan to receive benefits in the event of the death of the Participant.

         1.3 CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority. References herein to any section of the Code shall include references to any successor section or provision of the Code.

         1.4 EMPLOYER. "Employer" shall mean Camco International Inc. and any successor thereof that adopts and continues the Trust.

         1.5 GENERAL INVESTMENT FUND. "General Investment Fund" shall mean the portion of the Trust Fund that is under the investment management of the Trustee.

         1.6 INSOLVENT. "Insolvent" shall mean with respect to a Participating Employer the inability to pay debts as they mature, or being subject to a pending proceeding as a debtor under Title 11 of the U.S. Code (The Bankruptcy Act).

         1.7 INVESTMENT MANAGER. "Investment Manager" shall mean a person, or the agent of such person, who is not a Trustee, which may include an individual, corporation or other entity, named by the Employer who (i) has acknowledged that it is a fiduciary with respect to the Trust Fund, (ii) has the power to manage, acquire or dispose of any asset or all or any portion of the Trust Fund, and (iii) is (a) registered as an investment advisor under the Investment Advisors Act of 1940, (b) a bank (as defined in the Investment Advisors Act of 1940), or (c) an insurance company which is qualified to manage, acquire and dispose of assets of a trust under the laws of more than one state.

         1.8 PARTICIPANT. "Participant" shall mean any employee of a Participating Employer who is participating in the Plan in accordance with the provisions of the Plan or who is not currently participating or accruing benefits under the Plan but who is or may be eligible to receive benefits under the Plan.

         1.9 PARTICIPATING EMPLOYER. "Participating Employer" shall mean the Employer and any other organization that shall have adopted the Plan and, as a result, shall be deemed to have adopted the Trust Agreement pursuant to the provisions of Section 2.3 of the Trust Agreement. The Participating Employers shall be listed in Appendix "A" of the Trust Agreement. Where the term Participating Employer is used in the singular in the Trust Agreement, it shall include the plural, and the plural shall include the singular, where applicable.

         1.10 PLAN. "Plan" shall mean the Camco International Inc. Deferred Income Plan, as currently in effect, and any subsequent amendment thereto which is intended to be an unfunded plan that is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended.

         1.11 SEPARATE INVESTMENT FUND. "Separate Investment Fund" shall mean any portion of the Trust Fund that is under the direction of (i) an Investment Manager who may have general investment management powers with respect to such portion of the Trust Fund (ii) the Administrator which, subject to the terms of the Trust Agreement, may have general investment management powers with respect to such portion of the Trust Fund.

         1.12 TRUST. "Trust" shall mean the Camco International Inc. Deferred Income Plan Trust as it is created by the terms and provisions of this Trust Agreement.

         1.13 TRUST AGREEMENT. "Trust Agreement" shall mean this declaration of trust and any Exhibits or Appendices attached hereto, creating the Trust, and as it may be amended from time to time.

         1.14 TRUST FUND. "Trust Fund" shall mean all property transferred to the Trustee, in trust, by the Employer and thereafter held by the Trustee under the Trust established pursuant to this Trust Agreement, including the investments and reinvestments thereof, and shall include any property held in the General Investment Fund or the Separate Investment Fund.

         1.15 TRUSTEE. "Trustee" shall mean the trustee or trustees qualified and acting hereunder or any successor or successors appointed in accordance with the applicable provisions of the Trust Agreement.

                                   ARTICLE II
                             INCORPORATION OF PLAN
                    AND ADOPTION BY PARTICIPATING EMPLOYERS


         2.1 INCORPORATION OF PLAN BY REFERENCE. The Plan is incorporated herein by reference.

         2.2 TRUST AGREEMENT IS IRREVOCABLE AND IS GIVEN PRECEDENCE OVER PLAN DOCUMENT. The Trust hereby established shall be irrevocable. In the event of a conflict between the terms and provisions of the Trust Agreement and those of the Plan document, the terms and provisions of the Trust Agreement shall be given precedence. To the extent possible, the terms and provisions of the Plan document and those of the Trust Agreement shall be interpreted as mutually consistent.

         2.3 ADOPTION BY PARTICIPATING EMPLOYERS. Any business organization which shall have adopted the Plan shall be deemed to have adopted this Trust Agreement, to be a grantor of this Trust and to have agreed to be bound as a Participating Employer by all of the terms, provisions, conditions and limitations of this Trust Agreement. A certified copy of the resolution of the board of directors (or equivalent governing authority) of each Participating Employer (evidencing its adoption of the Plan) shall be deposited with the Trustee. In addition, a certified copy of the resolution of the board of directors (or equivalent governing authority) of the Employer evidencing the consent of the Employer to the Participating Employer's adoption of the Plan shall be deposited with the Trustee. The Trustee shall not be required to recognize any entity or organization as a Participating Employer prior to its actual receipt of certified copies of resolutions in such form as may be acceptable to the Trustee.

         2.4 NO JOINT VENTURE CREATED. Neither the adoption of this Trust Agreement by any such Participating Employer nor any act performed by it in relation to this Trust shall ever create a joint venture or partnership relationship between it and any other Participating Employer.

                                  ARTICLE III
                          CLAIMS OF GENERAL CREDITORS


         3.1 TRUST FUND CONSIDERED AS GENERAL ASSETS. The portion of Trust Fund assets attributable to Participants and Beneficiaries of a Participating Employer shall be treated as general assets of the Participating Employer and, as such, shall remain subject to claims of the general creditors of the Participating Employer (including Participants and Beneficiaries) under applicable state and federal law. Nothing in the Trust Agreement shall affect the rights of Participants or Beneficiaries as general creditors of a Participating Employer under the Plan or the Trust. No Participant or Beneficiary shall have any preferred claim on or any beneficial ownership in the Trust Fund prior to the time for distribution to such Participants or Beneficiary under the terms of the Plan. Any rights of Participants or their Beneficiaries under the Plan and this Trust Agreement shall be mere unsecured contractual rights against a Participating Employer. Each Participant covered under the Plan shall, in the event that a Participating Employer becomes Insolvent, be deemed to waive any priority such Participant may have under law as an employee, with respect to any claim against the Participating Employer under the Plan and the Trust, beyond the rights such Participant would have as a general creditor.

         3.2 INSOLVENCY OF A PARTICIPATING EMPLOYER. At any time at which the Trustee receives actual notice from a Participating Employer that the Participating Employer is Insolvent, the Trustee shall deliver any undistributed principal and income in the Trust attributable to Participants who are employees (and their Beneficiaries) of such Participating Employer, or Participants who are former employees (and their Beneficiaries) of such Participating Employer (to the extent that such undistributed principal and income are attributable to contributions made by such Participating Employer) to satisfy such claims of the general creditors of the Participating Employer as a court of competent jurisdiction may direct. The Trustee shall have the right to pay the assets of the Trust into such court in an interpleader proceeding for the purposes of being directed by such court as to the proper disposition of such assets. The Trustee and all other parties shall be bound by such direction, and payment of the Trust assets by the Trustee pursuant to such court direction shall discharge the Trustee from liability with respect to such payment under the Trust. The board of directors (or other equivalent governing authority) of the Participating Employer shall inform the Trustee of the Participating Employer's Insolvency, or shall appoint an officer of the Employer, with notice to the Trustee, who shall have the duty to inform the Trustee of any Participating Employer's Insolvency.

         If a creditor of a Participating Employer files a claim with the Trustee against the assets of the Trust Fund, the Trustee shall determine, within 30 days after receipt of such claim, whether the Participating Employer is Insolvent. Pending such determination of Insolvency by the Trustee, the Trustee shall discontinue payments to the Participants and Beneficiaries with respect to such Participating Employer. Any payments not paid during the period of determination shall be made as soon as practicable after the determination that the Participating Employer is not Insolvent. The amount of such payment and/or the Account Balance of a Participant shall be increased or decreased, as the case may be, for any earnings or losses during the period of determination. The Trustee shall resume holding the Trust assets for the benefit of the affected Participants and Beneficiaries and resume making any payments under the Plan to the affected Participants and Beneficiaries only after the Trustee has determined that the Participating Employer is not Insolvent (or is no longer Insolvent, if the Trustee initially determined the Participating Employer to be Insolvent). Unless the Trustee has actual notice of the Participating Employer's Insolvency or has received a written claim against the Trust by a creditor of the Participating Employer, the Trustee shall have no duty to inquire whether the Participating Employer is Insolvent. The determination of Insolvency shall be given to the Trustee by the affected Participating Employer or shall be made by the Trustee in its reasonable discretion, whichever may be applicable, and the Trustee may rely on evidence of solvency provided by a Participating Employer and the Trustee shall not be liable to any person for any good faith actions it takes on account of any such determination.

         If more than one Participating Employer participates in the Trust, the provisions of this Section 3.2 shall only apply to assets of the affected Participating Employer; provided, however, in any event, all assets of the Trust shall be available to the general creditors of each Insolvent Participating Employer, but only to the extent of the portion of the Trust Fund that is attributable to Participants who are employees or former employees (and their Beneficiaries) of such Insolvent Participating Employer.

                                   ARTICLE IV
                                 CONTRIBUTIONS


         4.1 PARTICIPATING EMPLOYER CONTRIBUTIONS. A Participating Employer shall contribute to the Trust, upon the establishment of the Trust and from time to time thereafter, such amounts of cash and/or property as it determines, in its sole discretion, to be appropriate to assist it in providing deferred compensation benefits to Participants and Beneficiaries under the Plan, such amounts to be held by the Trustee, together with the investments thereof, in trust, for the purposes and with the powers and authorities provided by the Trust Agreement and subject to the terms, provisions and conditions of the Trust Agreement. Neither Trustee nor any Plan Participant or Beneficiary shall have any right to compel additional deposits.
Notwithstanding any other provision hereof to the contrary, in the event of a Change in Control (as defined in the Plan), each Participating Employer shall make irrevocable contributions to the Trust in an amount that is sufficient to pay each Participant then or last employed by such Participating Employer (or his Beneficiary) the benefits to which the Participants (or their Beneficiaries) have accrued or would be entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred. All contributions made pursuant to the provisions of the Trust Agreement and all assets and earnings of the Trust are solely and irrevocably dedicated to the payment of benefits to Plan Participants and Beneficiaries and during Insolvency general creditors of the Participating Employers pursuant to the terms and provisions of this Trust Agreement.

         4.2 TRUSTEE ONLY RESPONSIBLE FOR ASSETS RECEIVED. The Trustee shall be responsible only for assets actually received by it as Trustee, and shall have no duty or authority to compute amounts to be contributed or to take
any legal action or proceeding to collect such amounts.    The Trustee shall be
subject to any defense that the Employer or the Participating Employer, could otherwise assert against the Participant or Beneficiary under the Plan. Any property acquired by the Trustee through the enforcement or compromise of any claim or claims it has as Trustee of this Trust will become a part of the assets of the Trust Fund.

                                   ARTICLE V
                                    PAYMENTS


         5.1 PAYMENTS TO PARTICIPANTS AND BENEFICIARIES. Provided that a Participating Employer is not Insolvent, the Trustee shall make payments of benefits that are due and payable under the Plan to Participants and Beneficiaries from the Trust Fund in accordance with written instructions from the Administrator regarding eligibility of a Participant or Beneficiary, the correct amount of payment and the source of such payment as either from the General Investment Fund or the Separate Investment Fund, to the extent Trust assets are available in that Fund for distribution. Notwithstanding any provision hereof to the contrary, if the Participating Employer, in its sole discretion, elects to make any such payments directly from its general assets to any Participant or Beneficiary in lieu of directing the Trustee to pay such benefits to the Participant or Beneficiary from Trust assets, the Participating Employer may, in its sole discretion, withdraw from the Trust Fund an amount equal to all or any specified portion of the amount of benefits so paid directly to the Participant or Beneficiary by requesting such reimbursement in writing.

         5.2 INSUFFICIENT TRUST ASSETS. To the extent that Trust assets of the appropriate Fund are insufficient to allow the Trustee to make any or all payments that are due and payable under the Plan to Participants and Beneficiaries as directed by the Administrator, the affected Participating Employer shall make a cash deposit in trust with the Trustee at least three
(3) days prior to the date upon which such benefit payment is due, in the amount necessary to enable the Trustee to make such payment. Unless the affected Participating Employer provides written notice to the Trustee otherwise, such cash deposit made by the affected Participating Employer shall be deemed to be a contribution under Section 4.1 of the Trust Agreement. In any event, the Trustee shall not be held responsible for payment of benefits to Participants and Beneficiaries to the extent the assets in the Fund from which such benefits are to be paid are insufficient and the affected Participating Employer fails to make the necessary cash deposit as provided for in this
Section 5.2.

                                   ARTICLE VI
                                 THE TRUST FUND


         6.1 ACCUMULATION TRUST. The Trust shall be an accumulation trust and principal and all currently earned income shall be accumulated during the term of the Trust. The Trustee shall hold, preserve, manage, administer, invest and reinvest the assets of the Trust, collect the income therefrom and, after deducting all charges and expenses properly payable therefrom, hold and distribute the then principal of the Trust and the income therefrom in accordance with the provisions of the Trust Agreement.

         6.2 EXCLUSIVE BENEFIT OF PARTICIPANTS AND BENEFICIARIES. Except as otherwise provided in Article III of this Trust Agreement, at no time prior to the satisfaction of all liabilities with respect to the Participants and their Beneficiaries shall any portion of the Trust Fund be used for or diverted to purposes other than the exclusive benefit of the Beneficiaries, and such other persons as may be entitled to benefits under the Plan (including the defraying of reasonable expenses of administration of the Plan and Trust).

         6.3 INVESTMENT. The assets of the Trust shall be held and administered as a single trust. To this end, all assets of the Trust Fund shall be invested and reinvested in the manner hereinafter provided. Subject to applicable provisions of the Trust Agreement, the portion of the Trust Fund held in the General Investment Fund shall be under the investment management of the Trustee. To the extent the Administrator directs, the Trustee shall establish one or more Separate Investment Fund(s), each of which will be subject to the investment management of an Investment Manager or the Administrator. Subject to applicable provisions of the Trust Agreement, to the extent necessary or appropriate to achieve the investment objectives of the Trust, the Trustee may establish sub-funds under the General Investment Fund and/or any Separate Investment Fund(s), which sub-funds shall be subject to the investment management of the Trustee with respect to sub-funds established under the General Investment Fund and the Investment Manager or the Administrator with respect to the affected Separate Investment Fund.

         An Investment Manager shall have general investment powers with respect to any Separate Investment Fund that is under the direction of such Investment Manager. Subject to the terms of this Trust Agreement, the Administrator shall have general investment powers with respect to any Separate Investment Fund that is under the direction of the Administrator. Except as otherwise required by applicable law, the Trustee shall not be responsible or liable for an investment's outcome or performance if the Trustee is acting at the direction of an investment manager selected by the Administrator or at the direction of the Administrator. However, the Trustee shall not be required to execute any direction of the Administrator that is inconsistent with the provisions of this Section with respect to the acquisition, holding or disposition of any specific asset, and must notify the Administrator in writing of any failure to execute an investment direction.

         Any portion of the Trust Fund that is allocated and credited separately to any Separate Investment Fund shall not share in the earnings or losses of the General Investment Fund or any other Separate Investment Fund, but shall be credited as appropriate with net income, gains, losses and expenses as well as appreciation and depreciation in market value during the applicable accounting periods attributable to such Separate Investment Fund. The same applies with respect to such sub-funds and accounts as may be established and maintained thereunder.

         6.4 LEGAL OWNERSHIP. The Trustee shall be vested with legal ownership of the assets constituting the Trust Fund. No Participant or Beneficiary shall have any claim to or interest in a specific asset of the Trust Fund as a result of any manner of accounting for a Participant's or Beneficiary's interest in the Plan.

         6.5 GRANTOR TRUST INTENDED. It is intended that the Trust be a grantor trust under the provisions of Section 671 and Section 677(a)(2) of the Code and that the Employer and Participating Employers as grantors be treated as "owners" within the meaning of those provisions. The Participating Employers shall file their federal income tax returns in a manner consistent with those provisions of the Code.

         6.6 SEPARATE ACCOUNTS. The Trustee may establish such separate accounts within the Trust Fund as it determines appropriate to maintain its books of accounts and other records in accordance with the provisions of the Plan and the Trust Agreement. The Administrator shall maintain or cause to be maintained accounting records sufficient to allow the determination of the portion of the Trust Fund which is allocable to each of the Participating Employers and such additional records as it determines appropriate to facilitate execution of its responsibilities under the Plan and the Trust Agreement.

                                  ARTICLE VII
                               THE ADMINISTRATOR


         7.1 ADMINISTRATOR CHARGED WITH ADMINISTRATION OF THE PLAN. The Administrator shall be charged with the administration of the Plan and shall decide, subject to the terms of the Plan, all questions arising in its administration, interpretation and application, including (but not limited to) questions relating to the eligibility of employees to become participants in the Plan, the amount of any benefits payable to each of the Participants or Beneficiaries and shall direct and instruct the Trustee in all matters relating to the time, form, manner and source of payment of benefits payable under the Plan. The Trustee shall not be responsible for or in any way concerned with the administration of the Plan.

         7.2 POWERS OF DIRECTION. In addition to his powers relating to the administration of the Plan, the Administrator may determine the "funding policy and method" of the Trust Fund. The Administrator shall have the right and power to direct the Trustee with respect to the acquisition, holding or disposition of specific assets of the Trust Fund. The Administrator may also appoint an Investment Manager who would have power to direct the Trustee with respect to the management, investment and reinvestment of the assets held in the Trust Fund. However, if the Administrator appoints an Investment Manager who at any time, and from time to time, by written notice to the Trustee, directs the Trustee in the management, investment and reinvestment of the assets attributable to the Plan held in the Trust Fund, then in that event the Trustee shall be subject to all proper directions that are made in accordance with the terms of this Trust Agreement and applicable federal and state law.
To the extent that assets attributable to the Plan are not to be managed by the Trustee, such assets shall be segregated from the General Investment Fund into one or more Separate Investment Funds and shall be separately accounted for in accordance with the applicable provisions of the Trust Agreement. Any Investment Manager may be removed in the same manner in which appointed, and in the event of any removal, the Investment Manager shall, as soon as possible, but in no event more than thirty days after notice of removal, turn over all assets managed by it to the Trustee or to any successor Investment Manager so appointed, and shall make a full accounting to the Administrator with respect to all assets managed by it since its appointment as an Investment Manager.

         Subject to the terms of this Section 7.2, each Participant shall from time to time, as determined by the Administrator, have the right to direct the Administrator as to the hypothetical investments to be made (from among one or more investment alternatives selected by the Administrator) with respect to the amounts credited to such Participant's account maintained under the Plan by the Administrator. To the extent that the Administrator permits Participant direction of investment with respect to investment funds established under the Trust (as distinguished from hypothetical investment funds maintained in connection with the Plan) the Administrator (or its delegate) shall relate these participant directions to the Trustee as to how the investments shall be made in respect of investment funds made available under the Trust. Notwithstanding any provision of the Trust Agreement to the contrary, the Administrator shall not be bound to follow investment directions of each Participant, and the Trustee, in its sole discretion, may convey such investment directions to any Investment Manager(s), or other appropriate person(s), or disregard such directions from Participants and make the investment decisions with respect to amounts credited to Participants accounts. The Employer shall have the right, at any time and from time to time, in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust.

         7.3 CHANGE OF CONTROL. In the event of a change of control (as defined in the Plan), a Participant may notify the Trustee if the Participant believes that he is entitled to a distribution from the Plan. The notice shall specify the reason the Participant believes that he is entitled to such distribution, the timing of the distribution, the form of the distribution and the amount of the distribution (or the manner in which such distribution is to be calculated). Upon receipt of such notice, the Trustee shall notify the Administrator of the Participant's claim for benefits. The Administrator or the Participating Employer shall have the right, within thirty (30) days of such notice, to provide the Trustee with information which refutes all or any part of the Participant's claim. In the event the Administrator or the Participating Employer fails to produce such information as provided herein, the Trustee shall have the right to rely conclusively upon the notice from the Participant. In the event the Administrator or the Participating Employer produces such information, the Trustee shall make its own independent determination of the Participant's claim and such determination shall be in the Trustee's sole discretion notwithstanding the Administrator's right to administer the Plan.

                                  ARTICLE VIII
                                  THE TRUSTEE


         8.1 TRUSTEE ACTION. Initially, the Trustee shall be the person, persons or entity described in Section 1.15. All references to the Trustee shall include multiple Trustees, collectively, unless the use of the word clearly requires that it apply to such persons separately. Should the Trustee be composed of multiple individuals, any action taken by the Trustee shall be determined by a majority of the individuals then acting. The Trustee in such case may act by a vote taken at a meeting attended by a majority thereof or by a vote, taken without a meeting, by a majority thereof. Any act of an individual Trustee or the Trustee collectively shall be sufficiently evidenced if certified to by any one of the individuals acting as Trustee.

         8.2 TRUSTEE AS FIDUCIARY. The Trustee shall be a fiduciary with respect to the Trust and except as otherwise provided herein shall have the exclusive responsibility for and all the powers necessary to receive, hold, preserve, manage, invest and reinvest the Trust Fund as provided generally in the Trust Agreement and to pay all costs and expenses incident thereto. The Trustee shall not to any extent be responsible for the adequacy of the Trust Fund to meet and discharge any liabilities of the Plan.

         8.3 POWERS RELATING TO INVESTMENTS. Except as may otherwise be provided under Section 7.2 or under other applicable provisions of this Trust Agreement, the Trustee shall have the following powers relating to the receipt, preservation, management, investment and reinvestment of both principal and income of the Trust, as it may be constituted from time to time, in addition to all of the powers, rights, options and privileges now or hereafter provided for, vested in, or granted to the Trustee under common law and all other applicable statutes, as amended from time to time, except such as conflict with the terms of the Trust Agreement or applicable law, and as far as possible, no subsequent legislation or regulation shall be in limitation of the rights, powers or privileges granted the Trustee hereunder at the time of the execution hereunder:

                 (a) To handle, deal with and dispose of the Trust property and estate as if it were the simple fee owner of such property and estate;

                 (b) Except where prohibited by applicable law that cannot be waived, to hold any securities hereunder in the name of nominees, hold the same unregistered or hold any security in bearer form. As used herein, unless specifically instructed in writing to the contrary, the term "hold" shall include the Trustee's authority to deposit any part or all of the trust assets with any centralized securities depository system, whether now or hereafter organized, or the Federal Reserve Bank in connection with book-entry procedures as provided in Treasury Department regulations, as the Trustee may select. All securities in registered form are to be registered in Trustee's nominee or the nominee of the centralized securities depository system. The possession by such centralized securities processing system or the Federal Reserve Bank shall be deemed to be possession by the Trustee;

                 (c) To use its discretion with respect to proxy voting, warrants, rights to subscribe, plans for reorganization or recapitalization, plans for exchange of securities or the like with respect to securities managed by the Trustee in accordance with the Trustee's policies and procedures in effect at the time. With respect to securities managed by the Administrator or the Investment Manager, all proxy material will be forwarded to the Administrator or Investment Manager, as applicable, from whom voting instructions will be solicited by Independent Election Corporation of America, or any other similar entity appointed for such purpose from time to time by the Trustee. Other actions will be taken in accordance with written instructions of the Administrator or Investment Manager, as applicable;

                 (d) To collect the principal and income of the Trust as the same may become due and payable and to give binding receipt therefor;

                 (e) To take any action, whether by legal proceeding, compromise, or otherwise, as the Trustee in its sole discretion deems to be in the best interest of the Trust; to settle, compromise or submit to arbitration any claims or damages owing the Trust; to commence or defend suits or legal proceedings to protect any interests of the Trust and to represent the Trust in all suits and legal proceedings in any court or before any body, board, agency, panel or tribunal;

                 (f) To hold uninvested at any time, and without liability for interest thereon, any amount of money received by the Trustee or raised by the Trustee from the sale of investments or otherwise, for a reasonable time, until the same shall be reinvested or disbursed;

                 (g) To invest and reinvest the Trust assets, or any part of them, in any property of any kind or nature whatsoever, whether real, personal or mixed, whether tangible or intangible, whether or not productive of income, in any rights or interests in property, or in any evidence or indicia of property, including but not limited to the following types of properties or interests therein, or anything of a similar kind, character, or class: common or preferred stock, interests in so-called Massachusetts trusts, key-man type insurance contracts for the benefit of the Trust as a whole, any other insurance contracts provided that no payment thereunder is in contravention of any provision of the Plan under which the contract is purchased, fees, beneficial interests, leaseholds, bonds, mortgages, leases, notes (including, but not limited to, secured or unsecured notes of any kind), obligations, oil and gas payments, oil and gas contracts, savings accounts, certificates of deposit or like investments with the commercial department of any bank, including any bank acting as Trustee or its affiliates provided they bear a reasonable rate of interest and the bank is supervised by the United States or a state, common, pooled or collective trust funds that the Trustee or any other corporation may now have or in the future may adopt for the collective investment of funds pursuant to Section 584 of the Code, mutual funds or money market funds as long as the purchases are made in accordance with the requirements of applicable provisions of state or federal law.

                 (h) To lease, enter into leasebacks, and let all or any portion of the properties possessed by the Trust to any party (other than a party specifically prohibited by federal or state statutes) for the development or production of oil, gas, sulphur or other minerals, or for any other purpose, on such terms, times and conditions (including a term that will extend beyond the term of this Trust), and for such considerations or royalties as it deems proper;

                 (i) To borrow from or loan to anyone (other than any person specifically prohibited by federal or state statutes), such sums as the Trustee considers necessary or desirable, and for that purpose to mortgage or pledge all or any part of the Trust Fund;

                 (j) To purchase with Trust assets, hold or surrender (partially or wholly) group or individual term, universal, variable or ordinary life insurance contracts in order to fund the benefits payable under the Plan; provided, however, that if such contracts are purchased or held, the Trustee shall pay the premiums thereon to the extent that Trust assets are sufficient to do so; and provided further that the Trustee shall have no power to name a beneficiary of any such policy other than the Trust;

                 (k) If specifically directed by the Administrator, to purchase deposit administration contracts, individual annuity contracts, or group annuity contracts from insurance companies licensed in the State of Texas; provided, however, no payment under such contract(s) shall be in contravention of applicable provisions the Plan;

                 (l) To invest Trust assets in the forms of investment contemplated under Section 5.2 of the Plan;

                 (m) To engage the services of individuals, partnerships or corporations (including but not limited to accountants, actuaries, brokers, banks, investment counsel, lawyers, or other agents or employees) to assist and advise with respect to the management or investment of the Trust Fund and to delegate to them such duties, rights, and powers of the Trustee (including the power to vote shares of stock) as the Trustee deems advisable in managing the Trust Fund; and

                 (n) To delegate by written notice such clerical and recordation duties as may be required of the Trustee, including, but not by way of limitation, the preparation of checks or other documents for the payment of benefits.

The Trustee shall be required to take any appropriate legal action to collect, preserve or maintain any Trust property. It will be promptly indemnified by the Trust itself if not promptly indemnified by the affected Participating Employer. Following receipt of a written request of the Trustee, the Employer shall promptly reimburse the Trust for all reasonable legal fees properly incurred by the Trustee under the Trust. Any property acquired by the Trustee through the enforcement or compromise of any claim or claims it has as Trustee of this Trust will become a part of the Trust Fund.

         8.4 STANDARD OF PERFORMANCE. Except as otherwise provided in this Trust Agreement, and also specifically except as provided in Article VII after a change in control (as defined in the Plan), the Trustee, in discharging its duties with respect to the management, investment and reinvestment of the Trust Fund, shall do so solely in the interest of the Participants and Beneficiaries using the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character; shall diversify the investments of the Trust Fund under its management so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and shall otherwise act in accordance with the provisions of the Trust Agreement and applicable federal or state law.

         8.5 POWERS RELATING TO PAYMENT AND DISTRIBUTION. The Trustee shall have the following power relating to payments and distributions to be made from the Trust Fund:

                 (a) Except where inconsistent with applicable law that cannot be waived, to convey, assign and deliver, upon full termination of the Trust, to such persons as then shall be entitled thereto under the Plan, the Trust Fund or the net proceeds of the Trust Fund in cash after conversion of the Trust Fund into cash at the direction of the Employer, which direction shall not be unreasonably delayed or withheld;

                 (b) To pay out of the Trust Fund (i) amounts due and payable on any advance made by the Trustee or on any loan made by anyone to the Trust Fund; (ii) reasonable expenses of the Trustee, including fees of accountants, actuaries and legal counsel to the Plan and the Trust; and (iii) the Trustee's compensation as provided in
         Article X if not paid by the Employer;

                 (c) To make distributions out of the Trust Fund only to the person or persons as directed by the Administrator in accordance with the provisions of the Plan, which direction shall not be unreasonably delayed or withheld. After the Participating Employer reasonably attempts to locate the person, if such person or persons cannot be found, to hold such payment or deposit same in a bank, including the Trustee, for the credit of said person or persons without liability for interest thereon. The Trustee shall be under no obligation to attempt to locate any person or entity. If a check in payment of the benefit hereunder has been mailed by regular U.S. mail to the last address of the payee furnished the Trustee by the Administrator and is returned unclaimed, the Trustee shall notify the Administrator and shall discontinue further payments to such payee until it receives instructions from the Administrator. The Trustee shall not be required to make any investigation to determine the whereabouts or mailing address of any such person or persons. The Trustee may make payment of any benefit hereunder by mailing its check for the amount thereof to the person certified to the Trustee by the Administrator as the person to whom such payment is to be made or by personally delivering same to said person; and

                 (d) Distributions pursuant to this Section 8.5(d) may only be effected prior to a change in control (as defined in the Plan). The Administrator may from time to time direct an enrolled actuary selected by the Administrator to determine whether the assets in the Trust exceed by at least fifteen percent the amount needed to pay (i) benefits to Participants and Beneficiaries under the Plan attributable to a Participating Employer and (ii) estimated fees of the Trustee for a period of three months based on the fee schedule then in effect (the "Surplus Amount"). If the actuary determines that the Trust has a Surplus Amount, the Administrator shall notify the Trustee and the Participants and Beneficiaries that the Participating Employer is entitled to receive the Surplus Amount. The Trustee shall have no duty to independently calculate or verify the actuary's computation of any Surplus Amount. The Trustee shall make payment to the Participating Employer of any such Surplus Amount due as soon as is administratively practicable following the expiration of ten (10) business days after the day of receipt of reasonable written instructions from the Administrator.

         8.6 CERTAIN POWERS PROHIBITED. Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

         8.7 PROOF OF TRUSTEE'S AUTHORITY. All persons dealing with the Trustee are entitled to rely upon the representations of the Trustee as to its authority and are released from any duty to inquire into its authority for taking or omitting any action or to verify that any money paid or other property delivered to the Trustee is used by the Trustee for Trust purposes. Any action of the Trustee under the Trust Agreement shall be conclusively evidenced for all purposes by a certificate or other document signed by the Trustee, and any such certificate or document shall be conclusive evidence of the facts recited in it. All persons shall be fully protected when acting or relying upon any notice, resolution, instruction, direction, order, certificate, opinion, letter telegram or other document believed by such persons to be genuine, to have been signed by the Trustee, and to be the act of the Trustee.

         8.8 EMPLOYMENT OF LEGAL COUNSEL. The Trustee may engage and consult with legal counsel of its choice, who may be counsel for any employee of any Participating Employer, Participant, Beneficiary or Trustee's own general counsel or counsel for the Participating Employer, with respect to the meaning or construction of the Plan or the Trust Agreement as regards the Trustee's obligations or duties hereunder.

         8.9 EXEMPTION FROM BOND. The Trustee shall not be required to give bond or other security for the faithful performance of its duties unless required by a law that cannot be waived; and the Trustee shall not be required to make any inventory, return, or report of any kind to any court unless required by a law that cannot be waived.

                                   ARTICLE IX
                             NOTICES AND DIRECTIONS


         9.1 EFFECTIVE TIME OF NOTICE. The Trustee shall not be bound by any certificate, notice, resolution, consent, order, information or other communication unless and until it shall have been received in writing by the Trustee.

         9.2 EVIDENCE OF AUTHORITY. The Trustee may accept, as evidence of the authority of (i) any person acting as the Administrator or his agent, or
(ii) the proper representative(s) of any Investment Manager if one is appointed, a copy of a certificate of the Administrator, as certified by the Employer, or Participating Employer, together with a specimen signature of the Administrator or his agent and/or the proper representative(s) of the Investment Manager, if one is appointed, and shall be entitled to recognize such persons as such and act upon the instructions, directions, consents, and requests of the Administrator or his agent and/or the proper representative(s) of any appointed Investment Manager last certified to it. The Trustee may continue to act in accordance with any such notice (being fully protected as provided in Section 11.2) until it receives notice rescinding or superseding such action or resolution.

         9.3 NOTICES FROM TRUSTEE. Notices or communications from the Trustee to the Administrator or any duly appointed Investment Manager, shall be addressed to such person or persons as shall have been certified to the Trustee and shall be sent to such person or persons at the principal office of the Employer, unless the Trustee shall have been instructed in writing to send such communications to another address.

                                   ARTICLE X
                               FEES AND EXPENSES


         The Trustee hereunder shall be reimbursed for expenses properly and actually incurred in the performance of its duties under the Trust, including, but not limited to compensation to agents and fees for professional services incurred in administration of the Trust, and shall receive fair and reasonable compensation for services rendered as may be agreed upon from time to time between the Trustee and the Employer. No individual Trustee hereunder shall receive compensation for services rendered but, like any corporate trustee hereunder, shall be reimbursed for expenses properly and actually incurred in the performance of its duties under the Trust. The Trustee's compensation and the expenses of this Trust shall be paid by the Participating Employers, but in any case, such compensation and expenses shall be a lien or charge on the Trust Fund until actually paid. Unless otherwise agreed, each Participating Employer shall bear that portion of such compensation and expense as the amount contributed to the Trust on behalf of Plan Participants employed by a Participating Employer bears to the total amount contributed to the Trust on behalf of all Plan Participants. In the event that the Participating Employer fails to pay the Trustee its compensation and expenses within ninety (90) days after the presentation of its invoice, the Trustee is authorized to use assets held by the Trustee under the Trust to pay its unpaid compensation and expenses.

                                   ARTICLE XI
                            LIABILITY OF THE TRUSTEE


         11.1 INVESTMENTS. The Trustee shall not be liable to the Trust Fund or to any person with a beneficial interest in the Trust Fund for any losses or decline in value that may be incurred upon any investment of the Trust Fund, or for failure of such Trust Fund to produce any or greater earnings, interest, or profits, so long as the Trustee acts in good faith and in accordance with the responsibilities, obligations and duties placed on it under applicable state or federal law that cannot be waived.

         11.2 ACTS OR OMISSIONS UNDER DIRECTION. The Trustee shall not be liable for any act or omission by it because of a direction received from the Employer, a Participating Employer, the Administrator, or an Investment Manager, or for any act of omission of the Employer, a Participating Employer, the Administrator, or an Investment Manager except to the extent required by applicable state or federal law that cannot be waived. When the Trustee has made any payment out of the Trust Fund in accordance with the directions of the Administrator, it shall not be responsible for the correctness of the amount of the payment to the recipient, or the method by which it is paid. The Trustee shall also be protected in relying upon any certificate, notice, resolution, consent, order or other communication purporting to have been so signed on behalf of the Employer, a Participating Employer, the Administrator, or an Investment Manager that it believes to be genuine, without any obligation on the part of the Trustee to ascertain whether or not the provisions of the Plan are thereby being complied with. Without limiting the scope of the above provision hereof, the Trustee shall not be liable with respect to the acquisition and continued retention of stock issued by the Participating Employer if such acquisition and/or retention of such stock is in accordance with the terms and provisions of the Trust.

         11.3 ACTS OR OMISSIONS OF TRUSTEE. The Trustee shall not be liable for any act or omission on its own part except to the extent required by state or federal law that cannot be waived, or except for those acts or omissions resulting from (i) an intentional violation or failure to comply with its duties or obligations hereunder, or (ii) its gross negligence. The Trustee shall not be accountable or held liable for any act or omission of any agent of the Trustee, so long as the Trustee used good faith and ordinary care in the selection of such agent, and in such event, any liability shall be solely that of such agent(s).

         11.4 WITHHOLDING FOR TAXES. The Employer shall direct the Trustee to withhold from distribution all or any part of the Trust Fund that the Employer considers necessary and proper for the payment of any Participant's taxes that are required to be withheld.

         11.5 FILING RETURNS OR REPORTS. Unless otherwise agreed between the Employer and the Trustee, the Trust shall be responsible for preparation and timely filing of any tax return or other report that is required to be filed with respect to the Trust or Participants and Beneficiaries. Any such return or report will be submitted to the Trustee for signature, if required.

         11.6 REQUESTING ADVICE. If at any time the Trustee is in doubt concerning the course that it should follow in connection with any matter relating to the administration of the Trust, it may request the Administrator or affected Participating Employer to advise it with respect thereto and shall be protected in relying upon any written advice or direction that may be given in response to such request.

                                  ARTICLE XII
                                    ACCOUNTS


         12.1 MAINTENANCE OF RECORDS. The Trustee shall keep such records as the Trustee considers necessary for the management of the Trust. The Trustee's books and records of the Trust Fund shall be open to inspection by any Participating Employer, Participant, Beneficiary or member of the Administrator during regular business hours of the Trustee.

         12.2 WRITTEN ACCOUNTS. Within one hundred twenty (120) days after the close of each fiscal year of the Trust, at such other times (or shorter accounting periods) as requested in writing by the Employer, and as of the date of the removal or resignation of the Trustee, the Trustee shall render to each Participating Employer a written account of its management of the Trust Fund covering the period since the previous account and report. The written approval of such accounting and report by any Participating Employer or the failure of any Participating Employer to notify the Trustee of its disapproval of such accounting within ninety (90) days after its receipt shall be final and binding, as to the Trustee's administration of the Trust for the period, upon the Participating Employer and all persons who have or may thereafter have an interest in the Trust. Written accountings described above shall be open to inspection by any Participant or Beneficiary during regular business hours of the affected Participating Employer or the Trustee, whichever may be applicable.

                                  ARTICLE XIII
                      RESIGNATION, REMOVAL AND SUCCESSION


         13.1 NOTICE OF RESIGNATION. The Trustee may resign at any time upon giving thirty (30) days prior written notice to the Employer, unless prior thereto a successor Trustee shall have been appointed and accepted and the Employer consents to an earlier date. Any such resignation shall not be effective until the Employer has appointed in writing a successor Trustee and the successor has accepted the appointment in writing. Notwithstanding the preceding sentence, if the appointment of a successor Trustee is to become effective after the occurrence of a Change in Control (as defined in the Plan), then the written consent of at least two-thirds of the Plan Participants to the appointment of such successor Trustee must be obtained. If the consent of two-thirds of the Participants is required for the appointment of a successor Trustee, then the Trustee shall be responsible for securing such Participant consents in a timely fashion and, unless ordered by a court of competent jurisdiction, shall not reveal to the Employer or any other person any information concerning such consents, except whether the required majority has been achieved. Any notice sent to Participants by the Trustee canvassing the Participants as to their consent to a successor Trustee, shall include the name and address of the proposed successor Trustee. Any consent of a Participant required under this Section 13.1 shall be deemed given if no written objection is received by the Trustee from such Participant within fourteen days after request for such consent is sent postpaid by United States registered or certified mail with return receipt requested to such Participant.

         13.2 NOTICE OF REMOVAL. The Employer may remove the Trustee by giving thirty (30)at least thirty (30) days prior written notice to the Trustee, unless prior thereto a successor Trustee shall have been appointed and accepted and the Trustee consents to an earlier date. Any such removal shall not be effective until the Employer has appointed in writing a successor Trustee and the successor has accepted the appointment in writing. Notwithstanding the preceding sentence, if the appointment of a successor Trustee is to become effective following a Change in Control (as defined in the Plan), then the written consent of at least a numeric two-thirds of the Plan Participants to the appointment of such successor Trustee must be obtained. If the consent of two-thirds of the Participants is required for the appointment of a successor Trustee, then the Trustee shall be responsible for securing such Participant consents in a timely fashion and, unless ordered by a court of competent jurisdiction, shall not reveal to the Employer or any other person any information concerning such consents, except whether the required majority has been achieved. Any notice sent to Participants by the Trustee canvassing the Participants as to their consent to a successor Trustee, shall include the name and address of the proposed successor Trustee. Any consent of a Participant required under this Section 13.2 shall be deemed given if no written objection is received by the Trustee from such Participant within fourteen days after request for such consent is sent postpaid by United States registered or certified mail with return receipt requested to such Participant.

         13.3 VACANCY. Any vacancy in the office of Trustee created by the resignation or removal of the Trustee shall not terminate the Trust. As soon as feasible after removal or resignation of the Trustee, the Employer shall appoint a successor Trustee.

         13.4 APPOINTMENT OF SUCCESSOR. The appointment of a successor Trustee hereunder shall be accomplished by the Employer's delivery to the resigning or removed Trustee, as the case may be, a written instrument appointing such successor Trustee, and the successor Trustee's acceptance in writing of the appointment as successor Trustee hereunder. Any successor Trustee hereunder shall be one or more individual successor trustees or a corporation authorized and empowered to conduct a trust business in the state of the situs of the Trust. All of the provisions set forth herein with respect to the Trustee shall relate to each successor Trustee.

         13.5 TRANSFER OF ASSETS. Any successor Trustee, after acknowledging acceptance of this Trust Agreement and accepting the Trust assets and the accounting of the retiring Trustee, shall be vested with all the estates, titles, rights, powers, duties, and discretions granted to the retiring Trustee. The retiring Trustee shall execute and deliver all assignments or other instruments within a reasonable time as may be necessary or advisable in the discretion of the successor Trustee; provided, however, such retiring Trustee is hereby authorized to reserve such sum of money as is reasonable for the payment of its fees and expenses in connection with the settlement of its account or otherwise.

         13.6 CONSOLIDATION OR MERGER OF TRUSTEE. In the event that a corporate Trustee shall merge or be consolidated with or otherwise acquired by any other corporation authorized to exercise trust powers, the continuing, resulting or acquiring corporation shall automatically become Trustee hereunder without the necessity of designation or appointment by the Employer.

                                  ARTICLE XIV
                           AMENDMENT AND TERMINATION


         14.1 AMENDMENT. The Trust Agreement may be amended any time and to any extent by a written instrument executed by the Trustee and Employer; provided, however, that no such amendment shall be effective to the extent that it purports to make the Trust revocable. No amendment to the Trust Agreement shall be effective to the extent that such amendment would be inconsistent with the intents and purposes of the Trust Agreement. After a change in control (as defined in the Plan), the requirement of the immediately preceding sentence shall be deemed to have been met if at least a numeric two-thirds of all Participants and Beneficiaries consent to the amendment.

         14.2 WITHDRAWAL OF A PARTICIPATING EMPLOYER. A Participating Employer may withdraw from the Trust with provision for continuing the Plan and the Trust as they relate to the withdrawing Participating Employer by giving written notice of its intent to withdraw to the Employer, the Administrator and the Trustee. The Administrator will then determine, within sixty (60) days following the receipt of the notice, the portion of the Trust Fund that is attributable to the affected Participants or Beneficiaries who are or were employed by the withdrawing Participating Employer and shall forward a copy of the determination to the Trustee. Upon receipt of the determination, the Trustee will immediately segregate those assets attributable to such Participants or Beneficiaries who are or were employed by the withdrawing Participating Employer and will transfer those assets to the successor Trustee or Trustees when it receives a designation of such successor from the withdrawing Participating Employer.

         The withdrawal from this Trust will not terminate the Plan or the Trust with respect to the withdrawing Participating Employer. Instead, the withdrawing Participating Employer shall, as soon as practical, either appoint a successor Trustee or Trustees and reaffirm the Trust as a new and separate trust intended to informally fund the Plan with respect to the withdrawing Participating Employer or establish another trust or trusts intended to fund the Plan with respect to the withdrawing Participating Employer.

         The determination of the Administrator, in its sole discretion, of the portion of the Trust Fund that is attributable to the affected Employees or Beneficiaries who are or were employed by the withdrawing Participating Employer will be final and binding upon all parties at interest; and, the Trustee's transfer of those assets to the designated successor Trustee shall relieve the Trustee of any further obligation, liability or duty to (i) the withdrawing Participating Employer, (ii) the affected Participants or Beneficiaries who are or were employed by that Participating Employer and (iii) the successor trustee or trustees.

         14.3 TERMINATION OF PARTICIPATION IN THE TRUST. A Participating Employer may terminate its participation in this Trust without provisions for continuing the Plan and the Trust as they relate to such Participating Employer by executing and delivering to the Employer, the Administrator and the Trustee a notice of termination which specifies the date on which its participation in the Trust shall terminate with respect to the Plan. The Administrator will then determine, within sixty (60) days following the receipt of the notice, the portion of the Trust

Fund that is attributable to the affected Participants or Beneficiaries who are or were employed by the terminating Participating Employer and shall forward a copy of the determination to the Trustee. Upon such termination of participation in the Trust, the Trustee will distribute the portion of the Trust Fund attributable to the affected Participating Employer, less charges against the Trust Fund, in such manner and at such time as may be directed by the Administrator under the terms of the Plan which are not inconsistent with the terms of the Trust Agreement.

         The termination of this Trust as to any one or more Participating Employers will not constitute a termination of this Trust with respect to the other remaining Participating Employers. Upon satisfaction of all liabilities to Participants and Beneficiaries thereof under the Plan as they relate to any Participating Employer and upon payment to the affected Participating Employer of any surplus which remains after satisfaction of all liabilities under such Plan, the Trust shall terminate with respect to the Plan as it relates to such Participating Employer.

         14.4 CONSOLIDATION OR MERGER OF A PARTICIPATING EMPLOYER. This Trust will not automatically terminate with respect to a Participating Employer in the event it consolidates, merges and is not the surviving corporation, sells substantially all of its assets, is a party to a reorganization and its employees and substantially all of its assets are transferred to another entity, liquidates or dissolves, if there is a successor organization.
Instead, the resulting successor person, firm or corporation may continue this Trust as it relates to the Plan of the affected Participating Employer by executing a direction, entering into a contractual commitment or adopting a resolution, as the case may be, providing for the continuance of the Trust simultaneously with such consolidation, merger, sale, reorganization, liquidation or dissolution. If the successor does not adopt the Trust, the Trust will then automatically terminate with respect to a Participating Employer simultaneously with such consolidation, merger, sale, reorganization, liquidation or dissolution, and the portion of the Trust Fund allocable to such Participating Employer will be distributed exclusively to the affected Participants or their Beneficiaries under the terms of the Plan that are not inconsistent with the Trust Agreement.

         14.5 ULTIMATE TERMINATION OF THE TRUST. Notwithstanding any other provisions of this Trust Agreement to the contrary, the Trust shall terminate on the earlier of (i) a complete distribution of the Trust Fund in accordance with the terms and provisions of the Plan or (ii) if required by the applicable rule against perpetuities, one day prior to the last day of the period ending 21 years after the death of the last to die of the original Participants under the Plan. If the Trust terminates pursuant to the requirements of the rule against perpetuities, the assets of the Trust shall be transferred to a successor trust established for this purpose. Except as otherwise provided in the Plan, any assets remaining in the Trust Fund after satisfaction of all liabilities and expenses of the Plan shall be returned to the Participating Employers.

                                   ARTICLE XV
                                 MISCELLANEOUS


         15.1 TRUST NOT A CONTRACT WITH EMPLOYEES. The adoption and maintenance of this Trust shall not be deemed to be a contract between the Participating Employer and its employees that gives any employee the right to be retained in the employment of the Participating Employer; to interfere with the rights of the Participating Employer to discharge any employee at any time; or to interfere with the employee's right to terminate his employment at any time.

         15.2 SPENDTHRIFT PROVISIONS. No principal or income payable or to become payable from this Trust will be subject: to anticipation or assignment by any person entitled to receive benefits under the Plan; to attachment by, interference with, or control of any creditor of any person entitled to receive benefits under the Plan; or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of any person entitled to receive benefits under the Plan prior to its actual receipt by such person.
Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the Trust Fund, any part of it, or any interest in it by any person entitled to receive benefits under the Plan prior to distribution will be void, whether that conveyance, transfer, assignment, mortgage, pledge, or encumbrance is intended to take place or become effective before or after any distribution of trust assets or the termination of this Trust. In addition, the Trustee will never under any circumstances be required to recognize any conveyance, transfer, assignment, mortgage, pledge or encumbrance by any person entitled to receive benefits under the Plan, any part of them, or any interest in them, or to pay any money or thing of value to any creditor or assignee of such person for any cause whatsoever. However, this Section will in no way affect the provisions of Article III of this Trust Agreement.

         15.3 OWNERSHIP OF CONTRACTS. The Trust Fund may be invested primarily in insurance contracts ("Contracts"). Such Contracts may be purchased by any Participating Employer and transferred to the Trustee as in-kind contributions or may be purchased by the Trustee with the proceeds of cash contributions (or may be purchased upon direction by the Administrator or an Investment Manager pursuant to Section 6.3. The Trustee shall have the power to exercise all rights, privileges, options and elections granted by or permitted under any Contract or under the rules of the insurance company issuing the Contract ("Insurer"), including the right to obtain policy loans against the cash value of the Contract. The exercise by the Trustee of any incidents of ownership under any Contract shall be subject to the direction of the Administrator. The Administrator may from time to time direct the Trustee in writing as to the designation of the Beneficiary of a Participating under a Contract for any part of the death benefits payable to such Beneficiary thereunder, and the Trustee shall file such designation with the Insurer.

         Notwithstanding anything contained herein to the contrary, neither the Company nor the Trustee shall be liable for the refusal of any Insurer to issue or change any Contract or Contracts or to take any other action requested by the Trustee; nor for the form, genuineness, validity, sufficiency or effect of any Contract or Contracts held in the trust; nor for the act of any person (other than itself) or persons that may render any such Contract or Contracts null and void; nor for failure of any Insurer to pay the proceeds of any such Contract or Contracts as and when the same shall become due and payable; nor for any delay in payment resulting from any provision contained in any such Contract or Contracts; nor for the fact that for any reason whatsoever (other than its own negligence or willful misconduct) any Contracts shall lapse or otherwise become uncollectible.

         15.4 INSURANCE COMPANY NOT A PARTY. No insurance company that may issue any contract held by the Trustee shall be (i) required to take or permit any action contrary to the provisions of such contract; (ii) bound to allow any benefit or privilege to any person interested in any contract it has issued that is not provided in such contract; (iii) deemed to be a party to this Trust Agreement; (iv) required to look into the terms of this Trust Agreement; (v) required or entitled to question any act of the Trustee hereunder; or (vi) required to see that any action of the Trustee is authorized by this Trust Agreement. Except as may be otherwise provided by applicable state or federal law that cannot be waived, such issuing company shall be fully discharged from any and all liability for any amount paid to the Trustee or paid in accordance with its direction, and no issuing company shall be obligated to see to the application of any moneys so paid by it. Any such issuing company shall be fully protected in taking or permitting any action on the faith of any instrument executed by the Trustee in its name as Trustee and shall incur no liability hereunder for so doing.

         15.5 GENDER OF WORDS. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and the neuter, and the words used in the singular shall include the plural.

         15.6 SEVERABILITY. Each provision of the Trust Agreement is severable and if any provision is found to be void as against public policy it shall not affect the validity of any other provision hereof.

         15.7 GOVERNING LAW; PARTIES TO LEGAL ACTIONS. The provisions of this Trust Agreement shall be construed according to the laws of the State of Texas and, to the extent applicable, according to the laws of the United States. The Trustee or the Participating Employer may at any time initiate a legal action or proceeding for the settlement of the account of the Trustee or for the determination of any question or for instructions. The only necessary parties to any such action or proceeding are the Trustee and the Participating Employer concerned; however, any other person or persons may be included as parties defendant at the election of the Trustee and the Participating Employer.

         IN WITNESS WHEREOF, the Employer and Trustee have caused this Trust Agreement to be executed in multiple counterparts, each of which shall be deemed to be an original, as of the date above first written.

                                             EMPLOYER:

ATTEST:                                      CAMCO INTERNATIONAL INC.


By:                                          By:
    -----------------------------                -----------------------------
Name:                                        Name:
      ---------------------------                  ---------------------------
Title:                                       Title:
       --------------------------                   --------------------------



                                             TRUSTEE:

ATTEST:                                      WACHOVIA BANK OF NORTH
                                             CAROLINA, N.A.


By:                                          By:
    -----------------------------                -----------------------------
Name:                                        Name:
      ---------------------------                  ---------------------------
Title:                                       Title:
       --------------------------                   --------------------------






THE STATE OF TEXAS        Section
                          Section
COUNTY OF HARRIS          Section

         This instrument was acknowledged before me on __________, 199__, by __________________, _________________, of Camco International Inc., a Delaware
corporation, on behalf of said corporation.



                                        ----------------------------------
                                        NOTARY PUBLIC IN AND FOR THE STATE
                                        OF  T E X A S

                                        My Commission Expires:
                                                              ------------

STATE OF NORTH CAROLINA        )
                               )
COUNTY OF ________________     )

         This instrument was acknowledged before me on ___________, 199__ by _______________________, ____________________ of Wachovia Bank of North
Carolina, N.A., a national banking association, as trustee of the Camco International Inc. Deferred Income Plan Trust.


                                        ----------------------------------
                                        NOTARY PUBLIC IN AND FOR THE STATE
                                        OF NORTH CAROLINA

                                        My Commission Expires:____________

                                   EXHIBIT A



        The Employer hereby transfers and delivers the following property to the Trustee:

                                   APPENDIX A



The Participating Employers of this Trust Agreement as of ___________, 1997 are:

         Employer                         --       Camco International Inc.

         Other Participating Employers    --       _________________________
                                                   _________________________
                                                   _________________________